Exhibit 99.1

A. H. Belo Corporation Announces Exploration of Sale of Providence Newspaper, Updated Guidance and New Printing Contract

DALLAS - A. H. Belo Corporation (NYSE: AHC) today announces that the Company has engaged Stephens Inc. to explore a potential sale of The Providence Journal. The Providence Journal is the leading newspaper in Rhode Island and is the oldest major daily newspaper of general circulation and continuous publication in the United States.
This decision is part of the revised financial and operating strategies discussed in the Company’s third quarter earnings release. A sale of The Providence Journal would generate additional cash proceeds to potentially invest in or buy advertising and marketing services companies to grow and diversify revenues and to finance further share repurchases in the future. These funds may also be used for other general corporate purposes. Additionally, a sale of The Providence Journal would allow the Company to continue to focus resources and management time and attention on its core Dallas market. However, the Company cannot guarantee that an appropriate buyer will be located or that a transaction could be closed on acceptable terms and conditions.
Jim Moroney, chairman, president and Chief Executive Officer, said, “The Providence Journal is an important financial contributor to our Company, and the newspaper’s commitment to the citizens of Providence and Rhode Island is unmatched. However, with A. H. Belo’s focus on investing and growing in Dallas, it makes sense to explore this opportunity.”

Updated Guidance

The Company anticipates full-year 2013 EBITDA from continuing operations to be in the range of $26 million and $29 million. This updated guidance reflects changes to the Company’s results after considering revenue and expense trends for the first eleven months of 2013 and the impact of selling substantially all assets comprising the operations of The Press-Enterprise. The Company will discuss 2014 EBITDA guidance in the first quarter of next year.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Exploration of Sale of Providence Newspaper, Updated Guidance and New Printing Contract
December 4, 2013

Printing Contract

In the fourth quarter, the Company also entered into an agreement to print the Fort Worth Star-Telegram for an initial term of 10 years and a renewal option to extend the contract. This contract is expected to begin in the first quarter of 2014 and will add $6.0 to $6.5 million in printing and inserting revenues to The Dallas Morning News annually.

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates three daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

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P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202

A. H. Belo Corporation Announces Exploration of Sale of Providence Newspaper, Updated Guidance and New Printing Contract
December 4, 2013

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenue, expense, dividends, capital expenditures, investments, impairments, business initiatives, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; and audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202